Exhibit 10.20

TRANSITION AGREEMENT

TRANSITION AGREEMENT (“Agreement”), dated as of May 28, 2010, between Clarus Corporation (“Clarus”), a Delaware corporation, having its principal office at 2084 East 3900 South, Salt Lake City, UT 84124 and Kanders & Company, Inc. (the “Company”), a Delaware corporation, having its principal offices at One Landmark Square, 22nd floor, Stamford, Connecticut 06901.

WHEREAS, Clarus and the Company entered into that certain lease, dated September 23, 2003 (the “Lease”) for space on the 22nd floor in that certain building known as One Landmark Square, Stamford, Connecticut (“Premises”) whereby Clarus and the Company are collectively referred to as “Tenant”;

WHEREAS, in connection with its acquisitions (the “Acquisitions”) of Black Diamond Equipment, Ltd. and Gregory Mountain Products, Inc., Clarus is moving its principal office to Utah and will, therefore, vacate the Premises and has requested to be released of its obligations as a Tenant under the Lease and the Company agrees to release Clarus with respect to such obligations upon the terms and conditions hereinafter set forth; and

WHEREAS, Clarus desires to retain the Company due to the Company’s extensive familiarity with Clarus, to provide certain transition services in connection with the
Acquisitions and the Company agrees to provide such transition services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the mutual terms, covenants and conditions hereinafter set forth and other good and valuable consideration, Clarus and the Company hereby agree as follows:

1.           Lease Termination and Release. (a) Effective as of May 28, 2010 (“Release Date”) Clarus shall be released of any and all obligations and liability under the Lease accruing or arising out of facts and circumstances occurring after the Release Date, including, but not limited to payment and performance obligations of Tenant (the “Released Obligations”).  Clarus shall have no further obligation or liability to the Company with respect to the Released Obligations under the Lease and the Company assumes liability and responsibility for any and all Released Obligations of Tenant under the Lease.

(b)           Clarus shall pay to the Company simultaneous with the execution of this Agreement, the sum of $1,076,507 (“Release Payment”) representing 75% of the rent, operating expenses, real estate taxes and early termination fee relating to the Lease for the period commencing on the date of this Agreement through and including September 23, 2011 (the “Early Termination Date”).  It is agreed by and between the parties that the Release Payment is sufficient to cover 75% of the obligations of Tenant through and including the Early Termination Date.  In the event the Release Payment is not sufficient to cover 75% of the obligations of Tenant through the Early Termination Date solely by reason of escalations in real estate taxes or operating expenses pursuant to the terms of the Lease (“Adjustment Amount”) and such amount could not be determined prior to execution of this Agreement, the Company shall deduct the Adjustment Amount from Clarus’ pro rata share of the Security Deposit (as hereinafter defined), provided prior written notice is given to Clarus.

(c)           The Company agrees to indemnify and hold harmless Clarus, its predecessors-in-interest, and their present and former officers, directors, agents, employees, attorneys, heirs, executors, administrators, successors and assigns, from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel arising from, in connection with, or incident to (i) the Released Obligations; (ii) any breach of Section 1(d); and (iii) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing. Clarus agrees to notify the Company promptly of the assertion of any claim against Clarus in connection with matters set forth in this Section 1(c).  Notwithstanding the foregoing, the Company shall not be obligated to make any indemnity in connection with any claim made against Clarus (i) for which payment has actually been received by or on behalf of Clarus under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy or other indemnity provision; (ii) for any judgments, fines, penalties, damages, liabilities, claims, and amounts paid in settlement which the Company is prohibited by applicable law from paying as indemnity or for any other reason; or (iii) for which a court of competent jurisdiction has determined is due to Clarus’ gross negligence or willful misconduct.  At the Company’s election, unless there is a conflict of interest as determined by the Company, the defense of Clarus shall be conducted by the Company’s counsel who shall be reasonably satisfactory to the Clarus.  In any action or proceeding the defense of which the Company assumes, Clarus will have the right to participate in such litigation and to retain its own counsel at the Clarus’ own expense.  The Company shall not settle or compromise any such action or proceeding without Clarus’ prior written consent which shall not be unreasonably withheld or denied, unless the terms of such settlement or compromise include an unconditional release of Clarus from all liability or loss arising out of such proceeding.  In addition, Clarus shall give the Company such information and cooperation as it may reasonably require in connection with any claim against Clarus.

(d)           The Lease provides that the Tenant may terminate the Lease as of the Early Termination Date.  The Company agrees that it shall have the option to comply with the provisions of the Lease with respect to early termination.  Upon receipt of the security deposit being held pursuant to the Lease, each party agrees to promptly pay to the other party their respective pro rata share of the $850,000 security deposit (the “Security Deposit”) being held by the landlord pursuant to the Lease plus or minus, as applicable, the Adjustment Amount, if any.

2.    Transition Services.  (a) Clarus hereby retains the Company to provide mutually agreed upon transition services in connection with the Acquisition (the “Services”)  through March 31, 2011, or as otherwise agreed upon in writing by the parties (the “Term”) and in connection therewith hereby  assigns to the Company certain leasehold improvements, fixtures, hardware and office equipment previously used by Clarus. The Company shall devote such time and energies as is reasonably necessary to professionally perform the Services.  Clarus shall pay to the Company, and the Company shall accept from Clarus as compensation for the performance of the Services and for severance payments, $1,061,058 (the “Compensation”).  The Compensation shall not be subject to withholding for applicable taxes and other amounts, all of which shall be the Consultant’s sole responsibility.

(b)           During the Term, upon submission of proper invoices, receipts or other supporting documentation reasonably satisfactory to Clarus, the Company shall be reimbursed by Clarus for all reasonable business expenses actually and necessarily incurred by the Company on behalf of Clarus in connection with the performance of the Services under this Agreement.

(c)           Clarus hereby agrees to hold harmless and indemnify the Company, its predecessors-in-interest, and their present and former officers, directors, agents, employees, attorneys, heirs, executors, administrators, successors and assigns, from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses from and against all losses, claims, damages, liabilities, disbursements and expenses (including, but not limited to, reasonable counsel fees and expenses) incurred by the Company in connection with any claim arising out of, relating to or in connection with the Services, and/or the matters relating thereto to the fullest extent permitted under Delaware law.  Notwithstanding the foregoing, Clarus shall not be obligated to make any indemnity in connection with any claim made against the Company (i) for which payment has actually been received by or on behalf of the Company under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy or other indemnity provision; (ii) for any judgments, fines, penalties, damages, liabilities, claims, and amounts paid in settlement which Clarus is prohibited by applicable law from paying as indemnity or for any other reason; or (iii) for which a court of competent jurisdiction has determined is due to the Company’s gross negligence or willful misconduct.  Clarus shall reimburse the Company for such counsel fees and expenses when they are paid or incurred by the Company.   The Company agrees to notify Clarus promptly of the assertion of any claim against the Company in connection with matters set forth in 2(c) hereof; and Clarus agrees to notify the Company promptly of the assertion of any claim against the Company in connection with the Services.  At Clarus’ election, unless there is a conflict of interest as determined by Clarus, the defense of the Company shall be conducted by Clarus’ counsel, who shall be reasonably satisfactory to the Company.  In any action or proceeding the defense of which Clarus assumes, the Company will have the right to participate in such litigation and to retain its own counsel at the Company’s own expense.  Clarus shall not settle or compromise any such action or proceeding without the Company’s prior written consent, which shall not be unreasonably withheld or denied, unless the terms of such settlement or compromise include an unconditional release of the Company from all liability or loss arising out of such proceeding.  In addition, the Company shall give Clarus such information and cooperation as it may reasonably require in connection with any claim against the Company.

3.            Miscellaneous.

(a)           The provisions of Sections 1(c), 1(d) and 2(c) shall survive the termination of this Agreement.

(b)           This Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c)           This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d)           Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e)           Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the prior written consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

(f)           This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof.  This agreement shall be subject to the exclusive jurisdiction of the federal and New York State courts located in the County of New York, State of New York, United States of America, and the parties to this Agreement expressly agree to submit to the jurisdiction of the federal and New York State courts located in the County of New York, State of New York, United States of America for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  By the execution and delivery of this Agreement, the parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue or to the jurisdiction of any such suit, action or proceeding arising out of or relating to this agreement, or any judgment entered by any court in respect hereof brought in the federal or New York State courts located in the county of New York, State of New York, United States of America, and irrevocably submit generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding, and further irrevocably waive any claim that any such suit, action or proceeding brought in the federal or New York State courts located in the County of New York, State of New York, United States of America has been brought in an inconvenient forum.  Each party agrees that service of process may be made by any method of service provided for under the applicable laws in effect in the State of New York.

(g)           This Agreement constitutes the entire agreement between the parties hereto with respect to the matters stated herein and may not be amended or modified unless such amendment or modification shall be in writing and signed by the party against whom enforcement is sought.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CLARUS CORPORATION

By:  /s/ Philip A. Baratelli
Name: Philip A. Baratelli
Title:   Chief Financial Officer

KANDERS & COMPANY, INC.

By:  /s/ Warren B. Kanders
Name: Warren B. Kanders
Title:   President